EXHIBIT 99.1

                                        FOR:     Anchor Advanced Products, Inc.

                                APPROVED BY:     Phyllis C. Best
                                                 Sr. Vice President, Finance
                                                 (423) 450-5365

                                    CONTACT:     Jeanne Carr
                                                 MacKenzie Partners, Inc.
                                                 (212) 929-5500 (collect)
                                                 (800) 322-2885

FOR IMMEDIATE RELEASE

         Knoxville, Tennessee, March 19, 1998 -- Anchor Advanced Products, Inc. (the "Company") announced today that it had received consents, pursuant to its consent solicitation commenced on March 3, 1998 (the "Consent Solicitation"), from all the holders of its 11-3/4% Series B Senior Notes due 2004 (the "Notes") to certain amendments (the "Amendments") and a waiver (the "Waiver") of certain provisions of the Indenture governing the Notes (the "Indenture"). The Consent Solicitation has expired in accordance with its terms. The Company also announced today the consummation of the acquisition (the "Acquisition") of the stock of its parent, Anchor Holding, Inc., by Anchor Acquisition Co., a company affiliated with George Votis.

         The purpose of the Waiver was to allow the consummation of the Acquisition to occur without triggering a "Change of Control" under the Indenture, and without requiring the Company to offer to repurchase the Notes in connection with, or upon the consummation of, the Acquisition. The purpose of the Amendments was to provide that the occurrence of certain transactions would not constitute a "Change of Control" under the Indenture. Anchor will make a consent payment of $12.50 for each $1,000 in principal amount of the Notes to each holder of the Notes. Credit Suisse First Boston Corporation acted as the solicitation agent, and MacKenzie Partners, Inc. acted as the information agent, in connection with the Consent Solicitation.